UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

December 23, 2008
Date of Report (Date of earliest event reported)

GENTIVA HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-15669	36-4335801
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

3 Huntington Quadrangle, Suite 200S, Melville, New York 11747-4627
(Address of principal executive offices)

(631) 501-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  In connection with the previously announced appointment, effective January 1, 2009, of Tony Strange as Chief Executive Officer of the Registrant, on December 23, 2008 the Compensation Committee, effective January 1, 2009, increased his annual base salary to $625,000 and his target annual bonus to 100% of base salary.  In addition, on December 23, 2008, the Compensation Committee approved a grant to Mr. Strange of nonqualified options to purchase 125,000 shares of common stock of the Registrant under its 2004 Equity Incentive Plan.  The grant will be effective on January 5, 2009, and the exercise price per share will be the volume weighted average price per share of the Registrant’s common stock on NASDAQ on the grant date.  One half of the option will vest only if performance goals are met and the other half will provide for time-based vesting.  The vesting schedule for both the performance-based and time-based portions of the option will be 50% on the second anniversary of the grant date and 25% on each of the following two anniversaries of the grant date.  The performance goals for the performance vested portion of the option will be based on cumulative EBITDA margin growth compared to the 2008 base year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 29, 2008

GENTIVA HEALTH SERVICES, INC.

By: /s/ John R. Potapchuk
Name: John R. Potapchuk Title: Executive Vice President,
Chief Financial Officer and Treasurer